PLS CPA, A PROFESSIONAL CORPORATION
◆4725 MERCURY STREET #210 ◆ SAN DIEGO ◆ CALIFORNIA 92111◆
◆ TELEPHONE (858)722-5953◆ FAX (858) 761-0341 ◆ FAX (858) 433-2979

◆E-MAIL  changgpark@gmail.com◆

February 22, 2012

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE Washington, DC 20549

Ladies and Gentlemen

I have read the statements included under Item 4.01 in the Form 8-K filing dated February 22, 2012 of Solo International,  Inc. (the Company) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our dismissal. We have no  knowledge  about  Borgers  &  Cutler  CPA’s  PLLC  was  not  consulted  prior  to  their appointment as auditors.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.
    San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board